Houlihan Lokey Howard & Zukin
                               FINANCIAL ADVISORS
                                  [Letterhead]


March 22, 2000



Mr. Charles A. Little
Senior Vice President and
Chief Accounting Officer
ClubCorp, Inc.
3030 LBJ Freeway, Suite 500
Dallas, TX 75234-7703

Dear Mr. Little:

We hereby consent to the references to our firm that appear in the Form 10-K for ClubCorp, Inc. for the fiscal year ended December 28, 1999, relating to our independent confirmation of the fair market value of the common stock, and to the incorporation by reference in the registration statement (Nos. 33-96568, 33-89818, 333-08041 and 333-57107) on Form S-8 of ClubCorp, Inc.

          /s/HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.